Exhibit 99.1

Employers Holding, Inc. Launches Two Major Initiatives to Capture Opportunity in a Changing Industry

Reno, Nev., January 23, 2019 -- Employers Holdings, Inc. ("EHI" or the "Company") (NYSE:EIG), a Nevada based company whose subsidiaries are specialty providers of workers' compensation insurance focused on small businesses, announced today two major initiatives designed to help transform the way small businesses and insurance agents utilize digital capabilities to improve their customer experience and propel their businesses.

Unprecedented Investment in Agent Efficiency and Competitiveness

During 2019, EMPLOYERS will make an unprecedented level of investments in new technology, data analytics, and process improvement capabilities focused on improving the agent experience and enhancing agent efficiency. Developed as a result of in depth quantitative research and following 90 agency council meetings with over 350 agency partners across the US, these enhancements will include

•	An improved EACCESS® agency portal and Quote/Bind/Issue experience

•	The ability for agents to more quickly receive most endorsements on-line

•	Significantly improved billing features

•	More streamlined Premium Audit options and capabilities

•	An Agency Analytics Dashboard that will provide agents exceptional insights into their books of business leading to an enhanced experience for their clients

"We are committed to helping agents grow in an evolving industry," said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “Our view is that agents will remain relevant and significant in helping businesses place workers’ compensation insurance, and our goal is to provide them the tools and support to make them essential and more profitable."

The company also noted that the agent support initiatives announced today were the first in what will be a multi-year effort to help agents grow and prosper.

Introducing Cerity a digital, direct-to-customer company

To address the rapid growth in micro-businesses and that niche of customers who feel more comfortable using a digital solution, EHI is launching Cerity, a subsidiary separate from its other insurance businesses that will offer digital, direct-to-customer workers’ compensation insurance policies. Cerity will be based in the technology hub of Austin, Texas, and will begin writing in Illinois focusing on a limited number of classes where small and micro-businesses demonstrably prefer an online experience.

"The profusion of micro-businesses enabled by the growth of the Internet and e-commerce has helped to create a class of customer that is either less profitable or unprofitable for agents to handle," said Dirks. "In starting Cerity, and separating it from our traditional business, the company is able to focus on a niche customer who prefers to purchase and manage their workers’ compensation policy online."

About Employers Holdings, Inc.

Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 44 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company,

and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com

Copyright © 2019 EMPLOYERS. All rights reserved.

EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, Employers Assurance Company. Not all insurers do business in all jurisdictions.

Employers Holdings, Inc.

Media
Ty Vukelich, (775) 327-2677
tvukelich@employers.com

or

Analysts
Mike Paquette, 775-327-2562
mwoodard@employers.com